QuickLinks -- Click here to rapidly navigate through this document

Exhibit 21.1

PATHMARK STORES, INC.

List of Subsidiaries

Name	State of Incorporation
Adbrett Corp.	Delaware
AAL Realty Corp.	New York
Bridge Stuart, Inc.	New York
East Brunswick Stuart LLC	Delaware
Glenolden Stuart, Inc.	Delaware
Lancaster Pike Stuart LLC	Delaware
Plainbridge LLC	Delaware
PTMK LLC	Delaware
Supermarkets Oil Co.	New Jersey
Upper Darby Stuart LLC	Delaware

QuickLinks

  Exhibit 21.1
PATHMARK STORES, INC. List of Subsidiaries